Exhibit 10.4

SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into amongst the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS), the Defense Health Agency (DHA), acting on behalf of the TRICARE Program, the Office of Personnel Management (OPM), as the administrator of the Federal Employees Health Benefits Program (FEHBP), the Office of Workers Compensation Programs of the United States Department of Labor (DOL-OWCP), which administers federal workers compensation claims for federal employees, including the United States Postal Service (USPS), and the United States Department of Veterans Affairs (VA) (collectively, the “United States”); Defendants Logan Laboratories, LLC (Logan Labs), Tampa Pain Relief Centers, Inc. (Tampa Pain), Michael T. Doyle, and Christopher Utz Toepke (collectively, “Defendants”); and Relators Brad Ashton, Jasmine Lopez, Michelle McMahon, and Terry McNamara (collectively, the “Pennsylvania Relators”), and Relators Sheldon Cho, M.D. and Dawn Baker (together, the “Florida Relators,” and collectively with the United States, Defendants, and the Pennsylvania Relators, the “Parties”), through their authorized representatives.
RECITALS
A.    Tampa Pain is a pain management medical practice based in Tampa, Florida, with offices throughout central and south Florida. Logan Labs is a toxicology laboratory based in Tampa, Florida that provides urine testing services. Both Tampa Pain and Logan Labs are wholly owned indirect subsidiaries of Surgery Partners, Inc. (Surgery Partners). Defendant Michael T. Doyle was the Chief Executive Officer of Logan Labs from September 2011 through September 2017, and the Chief Executive Officer of Surgery Partners during the same period. Defendant Christopher Utz Toepke was the Group President for Ancillary Services at Surgery Partners, with oversight of Logan

Labs, from August 2014 until January 2018. Toepke was also a Vice President at Tampa Pain during the same time period.
B.    On August 22, 2016, the Pennsylvania Relators filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania, captioned United States ex rel. Ashton v. Logan Laboratories, LLC, et al., Case No. 16-4583 (E.D. Pa.), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Pennsylvania Civil Action”). On April 25, 2017, the Florida Relators filed a qui tam action in the United States District Court for the Middle District of Florida, captioned United States ex rel. Cho v. Surgery Partners Inc., et al., Case No. 8:17-cv-983 (M.D. Fla.), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Florida Civil Action”).
C.    The United States contends that Defendants submitted or caused to be submitted false claims for payment to: the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll; the Medicaid Program, 42 U.S.C. §§ 1396-1396w‑5; the TRICARE program, 10 U.S.C. §§ 1071-1110b; FEHBP, 5 U.S.C. §§ 8901‑8914; the Federal Employees’ Compensation Act (FECA), 5 U.S.C. § 8101 et seq.; and the Department of Veterans Affairs, Veterans Health Administration (VA), 38 U.S.C. Chapter 17 (collectively, the “Federal Payers”).
D.    The United States contends that it has certain civil claims against Defendants because Defendants knowingly submitted or caused the submission of false claims to the Federal Payers for presumptive and definitive urine drug testing (UDT), in circumstances where such testing was not reasonable and necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member (i.e., not medically reasonable and necessary).1

1 The specific HCPCS codes at issue are: 80101, 80102, 80154, 80184, 80307, 81225, 81226, 81227, 81401, 82055, 82145, 82205, 82492, 82520, 82542, 82570, 83516, 83789, 83805, 83840,

The United States contends that Defendants developed and implemented a policy and practice of automatically ordering both presumptive and definitive UDT for all patients at every visit, without any physician making an individualized determination that either test was medically necessary for the particular patients for whom the tests were ordered. The medically unreasonable and unnecessary definitive UDT was performed at Logan Labs, and the resulting false claims were submitted to the Federal Payers by Logan Labs.  The medically unreasonable and unnecessary presumptive UDT was performed at Tampa Pain, and the resulting false claims were submitted to the Federal Payers by Tampa Pain. Defendants submitted or caused to be submitted such claims for presumptive and definitive UDT to the Federal Payers from January 1, 2012 until December 31, 2017. The United States contends that these claims were false in light of Defendants’ conduct. The conduct described in this paragraph is referred to below as the “Covered Conduct.”
E.    On November 8, 2017, the Centers for Medicare & Medicaid Services (CMS) suspended Medicare payments to Logan Labs, pursuant to 42 C.F.R. § 405.371(a)(2), based upon a determination by the United States that credible allegations of fraud existed. The amount of approved, paid claims held in suspense as of December 19, 2019 is $7,497,496.77. This is the “Suspended Amount.” All approved, paid claims held in suspense after December 19, 2019 are not included in the Suspended Amount and are not subject to this Settlement Agreement.
F.    This Settlement Agreement is neither an admission of liability by Defendants nor a concession by the United States that its claims are not well founded.
G.    The Pennsylvania Relators and the Florida Relators (together the “Relators”) claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of the U.S. Settlement Amount (as defined below) and to their reasonable expenses, attorney’s fees and costs.

83925, 83986, 83992, G0477, G0480, G0481, G0482, G0483, G6031, G6040, G6042, G6043, G6044, G6052, G6053, G6056, G6058, G0431, G0434, G0479, and J3490.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
1.    Defendants shall pay to the United States and the states of Colorado, Florida, Georgia, North Carolina, and Virginia (the “States”) a total of $41,000,000 (“Settlement Amount”), of which $40,741,823.78 (the “U.S. Settlement Amount”) shall be paid to the United States, and $258,176.22 (the “State Settlement Amount”) shall be paid to the States by Tampa Pain and Logan Labs. Specifically:
a.    Tampa Pain and Logan Labs, collectively, shall pay to the United States a total of $39,741,823.78, of which $19,870,911.89 is identified as restitution solely for taxation purposes, plus interest accruing at a rate of 2.75% per annum from March 14, 2019, until the date before full payment is made (“TPLL Settlement Amount”), pursuant to written instructions to be provided by the Civil Division of the U.S. Department of Justice. Tampa Pain and Logan Labs shall satisfy payment of the TPLL Settlement Amount as follows:
(i) within ten (10) business days of the Effective Date of this Agreement, Tampa Pain and Logan Labs shall pay a total of $19,741,832.78 (“Initial TPLL Settlement Payment”), plus all interest due on the TPLL Settlement Amount as of the Effective Date of this Agreement, using a combination of the Suspended Amount and an additional cash payment, in the following manner:
(A)     Defendant Logan Labs hereby agrees that the United States shall retain the Suspended Amount forevermore. Defendants expressly relinquish any and all rights of any kind that they may have with respect to the Suspended Amount, including, but not limited to: any and all claims or rights to have an overpayment determined under 42 C.F.R. § 405.372(c), any and all rights to payment of those Suspended Amount funds, and any and all rights to appeal, whether formally or informally and whether administratively or judicially, the right of the United States and/or CMS to retain those funds, and any other rights Defendants may have to challenge the Withholding or the Suspension in any respect.
(B)    Defendants Tampa Pain and Logan Labs, collectively, shall pay the remaining difference between the Initial TPLL Settlement Payment and the Suspended Amount already forfeited, a total of $12,244,336.01, plus interest, within then (10) business days of the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the U.S. Department of Justice.
(C)    Pursuant to separate settlement agreement(s) between Tampa Pain and Logan Labs and the States, Tampa Pain and Logan Labs, collectively, shall pay the States a total of $258,176.22, pursuant to terms agreed to by those parties.
(ii)    Defendants Tampa Pain and Logan Labs, collectively, shall pay the remaining TPLL Settlement Amount, $20,000,000, plus all unpaid interest, within eleven (11) months of the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the U.S. Department of Justice.

b.    Doyle shall pay to the United States $500,000, of which $250,000 is identified as restitution solely for taxation purposes, plus interest on the settlement amount at a rate of 2.75% per annum from April 8, 2019 until the date before full payment is made (“Doyle Settlement Amount”), no later than ten (10) days from the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the U.S. Department of Justice.
c.    Toepke shall pay to the United States $500,000, of which $250,000 is identified as restitution solely for taxation purposes, plus interest on the settlement amount at a rate of 2.75% per annum from April 5, 2019 until the date before full payment is made (“Toepke Settlement Amount”), no later than ten (10) days from the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the U.S. Department of Justice.
2.    Conditioned upon the United States receiving the U.S. Settlement Amount identified in Paragraph 1 from Defendants and as soon as feasible after receipt of each payment by the United States, the United States agrees that it shall pay to the Relators by electronic funds transfer, pursuant to written instructions provided by Relators, nineteen (19) percent of each such payment, including the value of the Suspension Amount after those funds have been relinquished to the United States, and any interest paid to the United States by Defendants, as soon as feasible after the United States’ receipt of each payment.
3.    Subject to the exceptions in Paragraph 13 (concerning excluded claims) and Paragraph 14 (concerning default) below, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Logan Labs and Tampa Pain, the United States releases Logan Labs and Tampa Pain, together with their current and former direct and indirect: parent corporations; subsidiaries; brother or sister corporations; divisions; affiliated medical practices operated under a “friendly PC,” “captive PC,” or similar agreement; corporate owners; and the corporate successors and assigns of any of them, from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.
4.     Subject to the exceptions in Paragraph 13 (concerning excluded claims) below, and conditioned upon the full payment of the Doyle Settlement Amount in Paragraph 1(b) by Doyle, the United States releases Doyle from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.
5.     Subject to the exceptions in Paragraph 13 (concerning excluded claims) below, and conditioned upon the full payment of the Toepke Settlement Amount in Paragraph 1(c) by Toepke, the United States releases Toepke from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.
6.    In consideration of the obligations of Tampa Pain and Logan Labs set forth in this Agreement, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Tampa Pain and Logan Labs, the Relators, for themselves and their heirs, successors, attorneys, agents, and assigns, release all defendants in the Florida Civil Action and Pennsylvania

Civil Action, together with their current and former direct and indirect: parent corporations; subsidiaries; brother or sister corporations; divisions; affiliated medical practices operated under a “friendly PC,” “captive PC,” or similar agreement; corporate owners; and the corporate successors and assigns of any of them, and in turn any of their current and former directors, officers, affiliates, and employees, from all liability, claims, demands, actions, or causes of action whatsoever, whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation, or in common law, including but not limited to any liability to Relators arising from or relating to the claims Relators asserted or could have asserted in the Pennsylvania Civil Action or the Florida Civil Action. However, the release in this paragraph does not apply to: (1) Relators’ and Relators’ Counsel’s claims for reasonable costs and attorneys’ fees under 31 U.S.C. § 3730(d), which will be addressed in a separate agreement, (2) any surviving claims the Florida Relators may have against the H.I.G. Capital, Inc., H.I.G. Capital, LLC, and H.I.G. Surgery Centers, LLC (collectively, the “H.I.G. Entities”), all of which are named defendants in the Florida Civil Action, that are outside the scope of the release by the United States (as set out in Paragraph 3 of this Agreement, and subject to Paragraph 13(k) of this Agreement), or (3) any claims against Doyle and Toepke, which are addressed in Paragraphs 7 and 8, below.
7.      In consideration of the obligations of Doyle set forth in this Agreement, and conditioned upon receipt of the payments described in Paragraph 2 above and conditioned upon the full payment of the Doyle Settlement Amount in Paragraph 1(b) by Doyle, the Relators, for themselves and their heirs, successors, attorneys, agents, and assigns, release Doyle from any from all liability, claims, demands, actions, or causes of action whatsoever, whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation, or in common law, including but not limited to any liability to Relators arising from or relating to the claims Relators asserted or could have asserted in the Pennsylvania Civil Action or the Florida Civil Action.
8.     In consideration of the obligations of Toepke set forth in this Agreement, and conditioned upon receipt of the payments described in Paragraph 2 above, and conditioned upon the full payment of the Toepke Settlement Amount in Paragraph 1(c) by Toepke, the Relators, for themselves and their heirs, successors, attorneys, agents, and assigns, release Toepke from all liability, claims, demands, actions, or causes of action whatsoever, whether known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation, or in common law, including but not limited to any liability to Relators arising from or relating to the claims Relators asserted or could have asserted in the Pennsylvania Civil Action or the Florida Civil Action.
9.    In consideration of the obligations of Logan Labs and Tampa Pain in this Agreement, a separate Integrity Agreement with Logan Labs, and a separate Corporate Integrity Agreement with Tampa Pain (together, “CIAs”), entered into between OIG-HHS and Logan Labs and Tampa Pain respectively, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Logan Labs and Tampa Pain, OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Logan Labs and Tampa Pain under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 13 (concerning excluded claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Logan Labs or Tampa Pain from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 13, below.
10.    In consideration of the obligations of Logan Labs and Tampa Pain set forth in this Agreement, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Logan Labs and Tampa Pain, DHA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against Logan Labs and Tampa Pain under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 13 (concerning excluded claims), below. DHA expressly reserves authority to exclude Logan Labs or Tampa Pain from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this Paragraph precludes DHA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 13, below.
11.    In consideration of the obligations of Logan Labs and Tampa Pain in this Agreement, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Logan Labs and Tampa Pain, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against Logan Labs and Tampa Pain under 5 U.S.C. § 8902a or 5 C.F.R. Part 890 Subpart J or Part 919 for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 13 (concerning excluded claims), below, and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7. OPM expressly reserves all rights to comply with any statutory obligation to debar Logan Labs or Tampa Pain from the FEHBP under 5 U.S.C. § 8902a(b) (mandatory exclusion) based upon the Covered Conduct. Nothing in this

Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 13, below.
12.     In consideration of the obligations of Logan Labs and Tampa Pain set forth in this Agreement, and conditioned upon the full payment of the TPLL Settlement Amount in Paragraph 1(a) by Logan Labs and Tampa Pain, DOL-OWCP agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion and debarment from the FECA program against Logan Labs and Tampa Pain under 20 C.F.R. §§ 10.815, 30.715 and 702.431 for the Covered Conduct, except as reserved in Paragraph 13 (concerning excluded claims), below, and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7. Nothing in this Paragraph precludes the DOL-OWCP from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 13, below.
13.    Notwithstanding the releases given in Paragraphs 3 through 5 and 9 through 12 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory and permissive exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals except Doyle and Toepke;

g.	Mandatory and permissive exclusion from Federal health care programs for any individual, including Doyle and Toepke;

h.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

i.	Any liability for failure to deliver goods or services due;

j.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; and

k.
Any liability against the H.I.G. Entities, the former owners of Logan Labs and Tampa Pain, for their own independent conduct outside their status as investors in or owners of settling defendants Logan Labs or Tampa Pain.

14.    In the event that Logan Labs and Tampa Pain fail to make any required payment pursuant to the schedule set forth in Paragraph 1(a), within ten (10) business days of the payment due date, Logan Labs and Tampa Pain shall be in “Payment Default” of this Agreement. In the event of a Payment Default, the United States will provide written notice of the Payment Default to Logan Labs and Tampa Pain, and Logan Labs and Tampa Pain shall have the opportunity to cure such Payment Default within five (5) business days from the date of their receipt of the notice. Notice of Payment Default will be delivered to Logan Labs and Tampa Pain or to such other representative as Logan Labs and Tampa Pain shall designate in advance in writing. If Logan Labs and Tampa Pain fail to cure such Payment Default within five (5) business days of receiving notice, the unpaid balance of the Settlement Amount, including interest accrued as of the date of Payment Default, shall become accelerated and immediately due and payable (the “Default Amount”). Interest shall accrue on the Default Amount at a rate of twelve percent (12%) per annum compounded daily from the date of the Payment Default to the date of payment. In the event of a Payment Default that is not cured within the five-day period described in this Paragraph, there shall be an event of default (an “Event of Payment Default”). Upon an Event of Payment Default, the United States, at its sole discretion, may exercise any of the following options, either individually or in concert: (1) offset the Default Amount plus interest from any amounts due and owing to Logan Labs or Tampa Pain by any department, agency, or agent of the United States; (2) file the Consent Judgment attached hereto as Attachment A in the United States District Court for the Eastern District of Pennsylvania; and/or (3) exercise any other rights granted by law or equity, including the option of referring such matters for private collection. Alternatively, at its sole option, the United States may rescind this Agreement and pursue the Pennsylvania Civil Action and/or the Florida Civil Action or bring any civil and/or administrative claim, action, or proceeding against Logan Labs, Tampa Pain, Surgery Partners, and/or any other person or entity who received a release pursuant to Paragraphs 3 through 5 and 9 through 12 of this Agreement for the Covered Conduct. Logan Labs and Tampa Pain agree not to contest any offset imposed or any collection action undertaken by the United States or other department, agency, or agent of the United States pursuant to this Paragraph, either administratively or in any state or federal court, except to assert the defense of payment of amounts due under this Settlement Agreement. Logan Labs and Tampa Pain shall pay the United States all reasonable costs of collection and enforcement of this Agreement, including reasonable attorney’s fees and expenses and all amounts that are due and owing pursuant to the Agreement.
Notwithstanding the foregoing, if an Event of Payment Default that is not cured within ten (10) business days after there is an Event of Payment Default, OIG-HHS may exclude Tampa Pain and Logan Labs from participating in all Federal health care programs until Tampa Pain and Logan Labs pay the total Settlement Amount and reasonable costs as set forth above. OIG-HHS will provide written notice of any such exclusion to Tampa Pain and Logan Labs. Tampa Pain and Logan Labs waive any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agree not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Tampa Pain and Logan Labs wish to apply for reinstatement, Tampa Pain and Logan Labs must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Tampa Pain and Logan Labs will not be reinstated unless and until OIG-HHS approves such request for reinstatement.
15.    The Relators, as well as their heirs, successors, attorneys, agents, and assigns, shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon the Relators’ receipt of the payment described in Paragraph 2, the Relators and their heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Pennsylvania Civil Action or the Florida Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Pennsylvania Civil Action or the Florida Civil Action.
16.    Conditioned upon Relators’ receipt of the full payment described in Paragraph 2 and upon the payment of attorney’s fees, costs, and expenses by Tampa Pain and Logan Labs pursuant to separate agreements between Relators and Tampa Pain and Logan Labs, Relators, for themselves, and for their heirs, successors, attorneys, agents, and assigns, release Logan Labs and Tampa Pain, and their officers, agents, and employees, as well as Doyle and Toepke, from any liability under 31 U.S.C. § 3730(d) for expenses or attorney’s fees and costs.

17.    Defendants waive and shall not assert any defenses Defendants may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.
18.    Defendants fully and finally release the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.
19.    Defendants fully and finally release the Relators from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the Relators, related to the Pennsylvania Civil Action or the Florida Civil Action, and the investigation and prosecution of these actions by the Relators. However, notwithstanding anything in this paragraph, the Defendants reserve and do not waive or release any claims (whether asserted by Defendants or any other entity) under 31 U.S.C. § 3730(d)(4) with respect to any claims or litigation that the Relators file, pursue, litigate, or prosecute against the H.I.G. Entities.
20.    The settlement amounts in Paragraph 1 shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), the Medicaid program, the TRICARE program, any FEHBP carrier, the Veterans Health Administration or any other federal or state payer, related to the Covered Conduct; and Defendants agree not to resubmit to any Medicare contractor, the Medicaid program, the TRICARE program, any FEHBP carrier, the VA or any other federal or state payer any previously denied claims related to Covered Conduct, agree not to appeal any such denials of claims, and agree to withdraw any such pending appeals.
21.    Defendants agree to the following:
a.    Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Defendants, their present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)
Defendants’ investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payments Defendants make to the United States pursuant to this Agreement and any payments that Defendants may make to the Relators, including costs and attorney’s fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform quarterly/annual reviews as described in Section III of Logan Lab’s IA and Tampa Pain’s CIA; and (ii) prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, the Medicaid Program, the TRICARE Program, and FEHBP (hereinafter referred to as “Unallowable Costs”). However, nothing in Paragraph 21.a.(6) that may apply to the obligations undertaken pursuant to the IA or CIA affects the status of costs that are not allowable based on any other authority applicable to Defendants.
b.    Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Defendants, and Defendants shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Defendants or any of its subsidiaries or affiliates to the Medicare program, the Medicaid program, the TRICARE program, or FEHBP programs.
c.    Treatment of Unallowable Costs Previously Submitted for Payment: Defendants further agree that within ninety (90) days of the Effective Date of this Agreement they shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Defendants or any of their subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Defendants agree that the United States, at a minimum, shall be entitled to recoup from Defendants any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the U.S. Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Defendants or any of their subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Defendants or any of their subsidiaries or affiliates’ cost reports, cost statements, or information reports.
d.    Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Defendants’ books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
22.    Defendants agree to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Surgery Partners, Logan Labs, and Tampa Pain shall encourage, and agree not to impair, the cooperation of their directors, officers, and employees, and shall use their best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals (including but not limited to individuals’ rights to obtain advice from individual counsel). Additionally, upon reasonable notice, Doyle and Toepke agree to appear for interviews with government investigators and to appear and provide truthful testimony at any deposition, hearing, or trial in any action against any individual or entity not released in this Agreement. Defendants further agree to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that they have undertaken, or that has been performed by another on their behalf, provided. However, nothing in this paragraph shall be understood to be a representation that there exist any non-privileged reports or memoranda of interviews. Nothing in this paragraph shall require Defendants to encourage employees to reject or decline to follow the advice of their individual counsel. Nor does anything in this paragraph require Defendants to waive any of their federal constitutional rights, including under the Fifth Amendment of the United States Constitution.
23.    This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in this Agreement.
24.    Defendants agree that they waive and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims defined as Covered Conduct.
25.    Upon receipt of all of payments described in Paragraphs 1 and 2, above, the Parties shall promptly sign and file Joint Stipulations of Dismissal with respect to claims against all defendants (except the H.I.G. Entities, which will not be dismissed) in the Pennsylvania Civil Action and the Florida Civil Action pursuant to Rule 41(a)(1). The dismissal by the United States shall be with prejudice as to claims for the Covered Conduct and without prejudice as to all other claims. The dismissal of claims by the Relators shall be with prejudice as to all dismissed parties and claims. To the extent necessary, separate Joint Stipulations of Dismissal may be filed for each Defendant.

26.    Except as provided in separate agreements that Surgery Partners, Tampa Pain, and Logan Labs have entered into respectively with the Pennsylvania Relators and the Florida Relators, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
27.    Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.
28.    This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Eastern District of Pennsylvania. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
29.    This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
30.    The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.
31.    This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
32.    This Agreement is binding on Defendants’ successors, transferees, heirs, and assigns.
33.    This Agreement is binding on the successors, transferees, heirs, and assigns of the Pennsylvania Relators and the Florida Relators.
34.    All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

35.    This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date of this Agreement”). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

Dated: April 14, 2020	By: /s/ Augustine M. Ripa
AUGUSTINE M. RIPA
Trial Attorney
Civil Division, Fraud Section
United States Department of Justice

Dated: April 14, 2020	By: /s/ Jake M. Shields
JAKE M. SHIELDS
Trial Attorney
Civil Division, Fraud Section
United States Department of Justice

Dated: April 6, 2020	By: /s/ William M. McSwain
WILLIAM M. McSWAIN
United States Attorney
Eastern District of Pennsylvania

Dated: April 6, 2020	By: /s/ Gregory B. David
GREGORY B. DAVID
Assistant United States Attorney
Chief Civil Division
U.S. Attorney’s Office for
the Eastern District of Pennsylvania

Dated: April 6, 2020	By: /s/ Charlene Keller Fullmer
CHARLENE KELLER FULLMER
Assistant United States Attorney
Deputy Chief, Civil Division
U.S. Attorney’s Office for
the Eastern District of Pennsylvania

Dated: April 6, 2020	By: /s/ David A. Degnan
David A. DEGNAN
Assistant United States Attorneys
U.S. Attorney’s Office for
the Eastern District of Pennsylvania

Dated: April 6, 2020	By: /s/ Kyle S. Cohen
KYLE S. COHEN
Assistant United States Attorney
U.S. Attorney’s Office for
the Middle District of Florida

Dated: April 7, 2020	By: /s/ Lisa M. Re
LISA M. RE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Departement of Health and Human Services

Dated: April 6, 2020	By: /s/ Bley Paul Nicholas
BLEY PAUL NICHOLAS
General Counsel
Defense Health Agency
United States Department of Defense

Dated: April 6, 2020	By: /s/ Edward Deharde
EDWARD DEHARDE
Assistant Director
Insurance Operations
United States Office of Personnel Management

Dated: April 6, 2020	By: /s/ Paul St. Hillaire
PAUL ST. HILLAIRE
Assistant Inspector General for Legal Affairs
United States Office of Personnel Management

Dated: April 7, 2020	By: /s/ Jennifer Valdivieso
JENNIFER VALDIVIESO
Deputy Director DFEC
Office of Workers’ Compensation Programs
United States Department of Labor

DEFENDANTS

Dated: April 6, 2020	By: /s/ Jennifer Baldock
Logan Laboratories, LLC

Dated: April 6, 2020	By: /s/ Jennifer Baldock
Tampa Pain Relief Centers, Inc.

Dated: April 6, 2020	BY: /s/ David S. Rosenbloom
DAVID S. ROSENBLOOM, ESQ.
McDermott Will & Emery LLP
Counsel for Logan Laboratories, LLC and
Tampa Pain Relief Centers, Inc.

Dated: April 9, 2020	By: /s/ Michael T. Doyle
MICHAEL T. DOYLE

Dated: April 13, 2020	By: /s/ Alan Rosenthal
ALAN ROSENTHAL, ESQ.
Carlton Fields
Counsel for Michael T. Doyle

Dated: April 9, 2020	By: /s/ Christopher Utz Toepke
CHRISTOPHER UTZ TOEPKE

Dated: April 7, 2020	By: /s/ Jason D. Popp
JASON D. POPP, ESQ.
Alston & Bird LLP
Counsel for Christopher Utz Toepke

PENNSYLVANIA RELATORS

Dated: April 6, 2020	By: /s/ Brad Ashton
BRAD ASHTON

Dated: April 6, 2020	By: /s/ Jasmine Lopez
JASMINE LOPEZ

Dated: April 6, 2020	By: /s/ Michelle McMahon
MICHELLE MCMAHON

Dated: April 6, 2020	By: /s/ Terry McNamara
TERRY MCNAMARA

Dated: April 6, 2020	By: /s/ Uriel Rabinovitz
URIEL RABINOVITZ, ESQ.
Counsel for Brad Ashton, Jasmine Lopez,
Michelle McMahon, and Terry McNamara

FLORIDA RELATORS

Dated: April 6, 2020	By: /s/ Sheldon Cho
SHELDON CHO, M.D.

Dated: April 6, 2020	By: /s/ Dawn Parker
DAWN PAKER

Dated: April 6, 2020	By: /s/ Marc S. Raspanti
MARC S. RASPANTI, ESQ.
Pietragallo Gordon Alfano Bosick & Raspanti, LP
Counsel for Sheldon Cho, M.D. and Dawn Baker

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